Exhibit 99.1

Taubman Centers, Inc. 200 East Long Lake Road Suite 300 Bloomfield Hills, Michigan 48304-2324	T 248.258.6800 www.taubman.com

Taubman Centers, Inc. Provides Notice of Redemption of 6.5% Series J Cumulative Redeemable Preferred Stock and of 6.25% Series K Cumulative Redeemable Preferred Stock

BLOOMFIELD HILLS, Mich. – December 29, 2020 – Taubman Centers, Inc. (the “Company”; NYSE: TCO) announced that, effective today, it has provided notice to redeem on January 28, 2021, (the “Redemption Date”) all of the outstanding shares of its 6.5% Series J Cumulative Redeemable Preferred Stock (the “Series J Preferred Stock”; NYSE:TCO-PR J; CUSIP No. 876664 608) and all of the outstanding shares of its 6.25% Series K Cumulative Redeemable Preferred Stock (the “Series K Preferred Stock”; NYSE:TCO-PR K; CUSIP No. 876664 707).  There are 7,700,000 shares of Series J Preferred Stock outstanding with an aggregate liquidation preference of $192.5 million and 6,800,000 shares of Series K Preferred Stock outstanding with an aggregate liquidation preference of $170 million.

The Company will pay the holders of the Series J Preferred Stock cash in the amount of $25 per share plus any accrued and unpaid dividends from January 1, 2021, up to, but not including, the Redemption Date, without interest, in an amount equal to $0.121875 per share, for a total payment of $25.121875 per share (the “Series J Redemption Price”).

The Company will pay the holders of the Series K Preferred Stock cash in the amount of $25 per share plus any accrued and unpaid dividends from January 1, 2021, up to, but not including, the Redemption Date, without interest, in an amount equal to $0.1171875 per share, for a total payment of $25.1171875 per share (the “Series K Redemption Price,” and together with the Series J Redemption Price, the “Redemption Price”).

The previously announced dividend will still be paid on December 31, 2020 to shareholders of record as of the close of business on December 15, 2020 (the “December 31 Dividend”).  The full amount of the December 31 Dividend and the aggregate Redemption Price have each been irrevocably deposited in trust by the Company for the benefit of the holders of the Series J Preferred Stock and the holders of the Series K Preferred Stock to pay the scheduled dividend on December 31, 2020 and to effect the redemption on the Redemption Date. After the payment of the Redemption Price and accrued and unpaid dividends up to but not including the Redemption Date, all shares of the Series J Preferred Stock and all shares of the Series K Preferred Stock will no longer be deemed to be outstanding, dividends will cease to accrue, and the holders will be entitled to no rights as such holders.

A notice of redemption was provided on December 29, 2020 to the holder of record of the Series J Preferred Stock and the holder of record of the Series K Preferred Stock. All of the shares of the Series J Preferred Stock and all of the shares of the Series K Preferred Stock being called for redemption are held of record by Cede & Co., as nominee of The Depositary Trust Company ("DTC"). Accordingly, the Series J Preferred Stock and the Series K Preferred Stock will be redeemed in accordance with the applicable procedures of DTC. Questions relating to the notice of redemption should be directed to Computershare, the Company's transfer agent and the redemption agent for the redemption of the Series J Preferred Stock and the Series K Preferred Stock (the "Redemption Agent"). The address and telephone number of the Redemption Agent are Computershare, 150 Royall Street, Canton, MA 02021; 1-800-546-5141.

About Taubman

Taubman Centers is an S&P MidCap 400 Real Estate Investment Trust engaged in the ownership, management and/or leasing of 26 regional, super-regional and outlet malls in the U.S. and Asia. Taubman’s U.S.-owned properties are the most productive in the publicly held U.S. mall industry. Founded in 1950, Taubman is headquartered in Bloomfield Hills, Mich. Taubman Asia, founded in 2005, is headquartered in Hong Kong. www.taubman.com

CONTACTS:

Media
Maria Mainville, Taubman, Director, Strategic Communications, 248-258-7469
mmainville@Taubman.com

Investors
Erik Wright, Taubman, Manager, Investor Relations, 248-258-7390
ewright@Taubman.com